Exhibit 99.1

Achillion Enters $15 Million Standby Equity Distribution Agreement

-Provides Incremental Funding for HCV Pipeline Development-

New Haven, Conn. – July 6, 2009—Achillion Pharmaceuticals, Inc., (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today announced that it has entered into a standby equity distribution agreement (“SEDA”) with YA Global Master SPV, Ltd, a fund managed by Yorkville Advisors (“YA”), whereby Achillion has the option, at its sole discretion, to sell up to $15 million of common stock to YA.

Under the SEDA, Achillion will be able to sell, and YA will be obligated to buy, up to $300,000 of Achillion common stock in any five-day period. Prior to drawing down its first advance under the SEDA, Achillion is obligated to file a registration statement with the Securities and Exchange Commission covering resale of the shares. The SEDA has a two year term and may be terminated at any time by Achillion. The price of the common stock sold under the SEDA will be calculated on the basis of the volume-weighted average price of Achillion shares, less a 5% discount. There are no warrants, options or banking fees associated with the transaction, nor are there any restrictions on Achillion’s ability to explore and enter into other potential financing agreements. YA is not permitted to short sell or enter hedging transactions related to Achillion shares. In connection with the SEDA, Achillion paid YA a one-time fee of $25,000 and issued YA 191,302 shares of common stock as a commitment fee.

Mary Kay Fenton, Vice President and Chief Financial Officer of Achillion Pharmaceuticals noted, “We have entered a period of increased activity in our HCV programs, and the SEDA provides us with financial flexibility to explore multiple program options. We currently have sufficient cash resources for the coming year and have no immediate intention to draw on this equity facility. Yet, as we continue partnering discussions for several of our programs, we expect that access to this form of capital should strengthen our financial and negotiating position.”

Dr. Michael J. Nowak, Head of the Healthcare Group and Managing Director at Yorkville, led YA’s commitment to Achillion. Dr. Nowak stated, “We provide innovative financing tools for publicly traded growth companies. With Achillion’s pipeline of exciting HCV compounds and with the milestones those compounds may achieve over the term of this agreement, we’re especially delighted to be able to work with Achillion.”

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease –hepatitis C, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to Achillion’s expectations regarding its use of the SEDA, the results of ongoing clinical trials, timing and duration of clinical trials, the release of data from ongoing clinical trials, and enforceability of patents. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities, results of clinical trials, unexpected regulatory actions or delays, Achillion’s ability to attract and develop potential collaboration relationships and variability in Achillion stock price. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

ACHN-G

Company Contact:	Investors:
Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com
Media:
Jules Abraham
Lippert/Heilshorn & Associates, Inc.
Tel. (212) 838-3777
jabraham@lhai.com

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